Exhibit 99.1

Telos Corporation Announces the Notice Received from the NASDAQ Stock Market
Ashburn, VA – March 18, 2022 – Telos® Corporation (Nasdaq: TLS) (the "Company"), today announced that it received a Notice (the “Notice”) from the NASDAQ Stock Market on March 17, 2022 notifying the Company that, because its Form 10-K for the fiscal year ended December 31, 2021 (the "2021 10-K") was not filed with the Securities and Exchange Commission by the required due date of March 16, 2022, the Company is not in compliance with the periodic filing requirements for continued listing set forth in NASDAQ Listing Rule 5250(c)(1).
This Notice has no immediate effect on the listing or trading of the Company's shares. NASDAQ has provided the Company with 60 calendar days, until May 15, 2022, to submit a plan to regain compliance. If NASDAQ accepts the Company's plan, then NASDAQ may grant the Company up to 180 days from the prescribed due date for the 2021 10-K , or September 12, 2022, to regain compliance. In response to the Notice, as promptly as possible and in any event no later than the deadline for submission of the Company’s plan to regain compliance, the Company intends to i) file the 2021 10-K, and ii) submit a plan to NASDAQ that outlines, as definitively as possible, the steps the Company will take to promptly file the 2021 10-K.
This announcement is made in compliance with Nasdaq Listing Rule 5810(b), which requires prompt disclosure of receipt of a deficiency notification.
About Telos Corporation
Telos Corporation (NASDAQ: TLS) empowers and protects the world’s most security-conscious organizations with solutions for continuous security assurance of individuals, systems, and information. Telos’ offerings include cybersecurity solutions for IT risk management and information security; cloud security solutions to protect cloud-based assets and enable continuous compliance with industry and government security standards; and enterprise security solutions for identity and access management, secure mobility, organizational messaging, and network management and defense. The company serves commercial enterprises, regulated industries and government customers around the world.

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Media:
Mia Wilcox
media@telos.com
(610) 564-6773

Investors:
InvestorRelations@telos.com
(703) 724-4777